Empire Global Corp. engages Dundee Securities Ltd.


Toronto, Ontario, March 18, 2015 -- Empire Global Corp. ("Empire" or the "Company") (OTCQB: EMGL) a company focused on the acquisition and development of regulated online gaming operations, is pleased to announce that it has engaged Dundee Capital Markets, a division of Dundee Securities Ltd. ("Dundee"), a Canadian investment dealer, to assist in the Company's evaluation and financing of acquisitions of licenced on-line and off-line gaming companies.

The Company has recently announced several potential acquisitions in Italy and other regulated jurisdictions where Dundee's resources will significantly assist and guide the Company through due diligence, valuations and financing and other functions.

"We are extremely pleased and welcome the opportunity to have engaged Dundee, a leading Canadian investment dealer, with extensive experience in this space to provide us with advice and guidance through the evaluation of potential game changing acquisitions", stated Michele Ciavarella, Chairman & CEO of the Company. "This engagement signals significant confidence in Empire's business plan to become a sports centric leader in the rapidly developing global online gaming space".

About Empire

Empire Global Corp. is a company focussed on developing world-class products and services in the regulated global online gambling industry with specialization in the online sports betting vertical. Our vision is to develop our business through strategic mergers and acquisitions and reorganization of existing licenced operators in geographically diversified jurisdictions. Additional information may be found on our website at www.emglcorp.com

Contacts:
Michele Ciavarella, B.Sc.
Chairman and CEO
ceo.emgl@emglcorp.com

NO EXCHANGE NOR ITS REGULATION SERVICES PROVIDER ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This press release contains certain statements or disclosures relating to Empire, or the Agreement that are based on the expectations of Empire as well as assumptions made by and information currently available to Empire which may constitute forward-looking information under applicable securities laws. In some cases, forward-looking information can be identified by terms such as "forecast", "future", "may", "will", "expect", "anticipate", "believe", "potential", "enable", "plan", "continue", "contemplate", "pro-forma", or other comparable terminology. Readers are cautioned that the foregoing list of factors is not exhaustive and there is no assurance that the transactions referenced herein will proceed. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. The Company is not under any duty to update any of the forward-looking statements after the date of this press release or to conform such statements to actual results or to changes in the Company's expectations and the Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities in the United States, in any province or territory of Canada or in any other jurisdiction. The securities to be offered have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any U.S. state securities laws and may not be offered or sold in the United States absent registration or an available exemption from the registration requirements of the U.S. Securities Act and applicable U.S. state securities laws. There shall be no sale of the securities in any jurisdiction in which an offer to sell, a solicitation of an offer to buy or a sale would be unlawful.